Exhibit (d)2(n)

AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) is made as of this 30th day of November, 2016, by and between Mason Street Advisors, LLC, a Delaware limited liability company (the “Adviser”) and BlackRock Advisors, LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Adviser and Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated August 6, 2014 (the “Agreement’), pursuant to which the Sub-Adviser provides investment advisory services to the Government Money Market Portfolio (the “Portfolio”), of The Northwestern Mutual Series Fund, Inc. (the “Company”); and

WHEREAS, the Adviser and Sub-Adviser desire to amend and restate the Agreement to include the terms and conditions set forth in this Amended and Restated Investment Sub-Advisory Agreement (the Agreement, as amended and restated hereby, shall be referred to hereinafter as the “Agreement”).

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereafter set forth, intending to be legally bound, the parties hereto mutually agree as follows:

1. Appointment. The Adviser hereby appoints and retains the Sub-Adviser to act as the investment sub-adviser for the Portfolio, for the period and on the terms and conditions contained in this Agreement. By execution of this Agreement, the Sub-Adviser hereby accepts such appointment as sub-adviser for the Portfolio with full discretion and agrees to perform the services set forth herein, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized by this Agreement, have no authority to act for or represent the Portfolio or the Adviser in any way or otherwise be deemed an agent of the Portfolio or the Adviser.

2. Services. Subject to supervision and oversight by the Adviser and the Board of Directors of the Portfolio (the “Board”), the Sub-Adviser shall supervise, manage and direct the investment of the Portfolio’s assets in accordance with the Portfolio’s investment objectives, policies and restrictions as stated in the Portfolio’s Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time and provided to the Sub-Adviser, being herein called the “Prospectus”) and with such further guidelines as the Adviser may from time to time communicate in writing to the Sub-Adviser. The Sub-Adviser will conduct a continual program of evaluation, investment, sale and reinvestment of the assets in the Portfolio by determining the securities and other investment instruments that shall be purchased, entered into, sold, closed, exchanged, converted, reinvested or otherwise traded when these transactions should be executed, and what portion of the Portfolio should be held in the various securities and other investment instruments in which it may invest, and what portion of the Portfolio should be held uninvested in cash. The Adviser hereby delegates to the Sub-Adviser the authority to invest and reinvest assets in the Portfolio (including the authority to place purchase, sale and exchange orders on behalf of the Portfolio) at such times and in such manner as the Sub-Adviser deems advisable in accordance with the Prospectus and such further guidance as the Adviser may from time to time provide to the Sub-Adviser in writing.

In performing its duties hereunder, the Sub-Adviser:

(a) Shall act in conformity with (i) the Portfolio’s Prospectus; (ii) the Portfolio’s policies and procedures provided in writing to the Sub-Adviser; (iii) the instructions and directions of the Adviser and of the Board provided in writing to the Sub-Adviser; (iv) the asset diversification tests under Sub-Chapter M of the Internal Revenue Code of 1986 , as amended (the “Internal Revenue Code”) and the asset diversification test of Section 817(h) of Sub-Chapter L of the Internal Revenue Code and will not cause the Portfolio to recognize non-qualifying income, as defined by Subchapter M of the Internal Revenue Code, as a result of assets acquired or traded by the Sub-Adviser; (iv) the requirements of the Investment Company Act of 1940, as amended (the “1940 Act);and(v) the Commodity Exchange Act, and all other applicable laws and regulations, as each is amended from time to time.

(b) Shall be responsible for the purchase, sale, exchange or conversion of foreign currency in the spot or forward markets in connection with trades on behalf of the Portfolio in unrestricted markets, if applicable. Conversion of currencies into and out of the base currency of the Portfolio in restricted markets and generally income repatriation transactions will be the responsibility of the Portfolio’s custodian.

(c) Shall be responsible for broker-dealer selection and for the negotiation of commission rates and, absent written instructions from the Adviser to the contrary, the Sub-Adviser is authorized to place purchase and sale orders for the Portfolio with brokers and/or dealers selected by the Sub-Adviser. The Sub-Adviser may give a copy of this Agreement to any broker, dealer or other party to a transaction as evidence of its authority to act on the Portfolio’s behalf. In executing transactions for the Portfolio and selecting brokers or dealers, the Sub-Adviser will seek to obtain the best price and execution available and shall execute or direct the execution of all such transactions in conformity with applicable laws and in a manner that is consistent with its fiduciary obligations to the Portfolio and its other clients. In assessing the best price and execution available for transactions involving the Portfolio, the Sub-Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. Subject to such policies as the Board or Adviser may determine and communicate in writing to the Sub-Adviser, the Sub-Adviser shall not be deemed to have acted unlawfully or have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Portfolio to pay a broker or dealer, acting as agent, for effecting a portfolio transaction for the Portfolio at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Portfolio and to its other clients as to which it exercises investment discretion, and if the transaction is otherwise consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d) May, but shall be under no obligation to, on occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Sub-Adviser, and to the extent permitted by applicable laws and regulations, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio in question and to such other clients.

(e) Shall make available to the Board and the Adviser at reasonable times and at its reasonable expense its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding the Portfolio and to consult with the Board and the Adviser regarding the Portfolio’s investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Adviser relating to the investment strategies it employs as well as the Sub-Adviser’s duties hereunder. The Sub-Adviser will provide the Board such other periodic and special reports as the Board may reasonably request, including, but not limited to, reports evidencing the manner in which Sub-Adviser ensures the Portfolio’s compliance with all applicable legal and regulatory requirements attendant to the investments made by the Sub-Adviser for and on behalf of the Portfolio.

(f) Shall provide reasonable assistance, upon request from the Adviser in the fair valuation of all Portfolio securities. Based on its own expertise, the Sub-Adviser will use its reasonable efforts upon request to provide and to arrange with parties independent of the Sub-Adviser such as broker-dealers for the provision of, valuation information or prices for securities for which prices are deemed by the Adviser or the Portfolio’s fund accounting agent not to be readily available in the ordinary course of business from an automated pricing service. Any costs of third parties associated with obtaining such valuation information or prices shall be paid by the Portfolio. If on any day the Sub-Adviser determines to fair value any security based on its proprietary funds’ pricing policies in any other Rule 2a-7 proprietary portfolio it manages which is also held by the Portfolio, Sub-Adviser will use reasonable efforts to notify the Adviser of such determination. In addition, the Sub-Adviser will provide reasonable assistance to the Portfolio and its agents in validating inputs, assumptions and methodologies used by pricing vendors for securities in the Portfolio, and in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Portfolio at such times as the Adviser shall reasonably request. For the avoidance of doubt, the Adviser acknowledges that the Sub-Adviser is not the pricing agent for the Portfolio.

(g) Shall provide the Adviser and/or the Portfolio’s Chief Compliance Officer with such compliance reports as may be reasonably requested from time to time. Notwithstanding the foregoing, the Sub-Adviser will promptly report to the Adviser any violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) and federal commodities laws and regulations that it is or should be aware of or of any material violation of the Sub-Adviser’s compliance policies and procedures that pertain to the Portfolio.

(h) Shall, to the extent the Portfolio is a money market fund subject to Rule 2a-7 of the 1940 Act, at the Board’s request perform such periodic testing and provide such periodic reports as may be required for the Portfolio to comply with Rule 2a-7(c)(10)(v), and any other policies or procedures adopted by the Board pursuant to Rule 2a-7.

(i) Shall cooperate fully with counsel and auditors for, and the Chief Compliance Officers of, the Adviser and the Portfolio.

(j) Shall, unless otherwise directed by the Adviser or the Board, vote all proxies received in accordance with the Sub-Adviser’s proxy voting policy. In connection with its responsibilities hereunder, the Sub-Adviser may retain a third party to provide proxy voting and ancillary administrative services. The Adviser shall instruct the Portfolio’s custodian to forward or cause to be forwarded to the Sub-Adviser all communications (including proxy statements, current solicitations, tender offers, ballots and other notification regarding bankruptcy proceedings and communications regarding class action or other lawsuits) for or relating to companies, the securities or other instruments which are held in the Portfolio. Unless otherwise directed by the Adviser, the Sub-Adviser also shall be responsible for monitoring and processing all corporate actions. The Sub-Adviser shall maintain and shall forward to the Portfolio or its designated agent such proxy voting information as is necessary for the Portfolio to timely file proxy voting results in accordance with Rule 30b1-4 of the 1940 Act.

(k) Shall (i) assist in the preparation of disclosures regarding factors that have affected the Portfolio’s performance, including the relevant market conditions and the investment strategies and techniques used by the Sub-Adviser, for each period as requested by the Adviser; and (ii) review draft reports to shareholders and other documents related to the Portfolio provided to it and provide comments on a timely basis. In addition, the Sub-Adviser will provide on a timely basis such certifications or sub-certifications as the Adviser may reasonably request, including, without limitation, those necessary to support and facilitate certifications required to be provided by the Portfolio’s Principal Executive Officer , Principal Accounting Officer, Chief Compliance Officer or other officer of the Portfolio.

(l) Shall be responsible for the preparation and filing of Form 13F on behalf of the Portfolio, unless otherwise directed by the Adviser.

(m) Shall monitor and comply with the Portfolio’s investment objectives, policies, applicable investment restrictions and limitations (including the limits set forth in Commodity Futures Trading Commission (“CFTC”) Letter No. 12-38, so long as the Adviser intends to rely upon such letter with respect to the Portfolio). The Sub-Adviser shall also identify, and ensure the Portfolio’s compliance with, all applicable legal and regulatory requirements attendant to the investments made by the Sub-Adviser for and on behalf of the Portfolio, including, but not limited to, investments-related recordkeeping and reporting requirements imposed under federal securities and commodities laws and regulations as well as, where applicable, any foreign jurisdictions’ requirements. Sub-Adviser shall advise the Adviser promptly in the event it becomes aware of any non-compliance or anticipated non-compliance with any of the above with respect to the Portfolio’s assets managed by the Sub-Adviser.

(n) Shall be responsible for the management of the collateral in connection with any derivatives and other related transactions it enters into on behalf of the Portfolio, and for providing appropriate instructions to the Portfolio’s custodian(s) regarding the movement of collateral as required.

(o) Shall promptly notify the Adviser in the event that the Sub-Adviser or any of its affiliates becomes aware:

(1) that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment manager pursuant to this Agreement;

(2) of the occurrence of any inspections, notices or inquiries from any governmental or administrative body or self-regulatory agency, or actions, investigations, suits or proceedings involving, directly or indirectly, the affairs of the Portfolio or the Sub-Adviser’s management of the Portfolio, including an investigation, administrative proceeding or enforcement action by the Securities and Exchange Commission (the “Commission”);

(3) of any material fact known to the Sub-Adviser respecting or relating to the Portfolio or the Sub-Adviser or its duties hereunder that is not contained in the Portfolio’s Registration Statement, as defined hereinafter, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect;

(4) of a change in the head(s) of the portfolio management team assigned to manage the assets of the Portfolio hereunder;

(5) of any reorganization or change in the Sub-Adviser, including any change in its ownership; or

(6) the occurrence of any default, breach, or termination event under any agreement entered into by Sub-Adviser directly or on behalf of the Company or the Portfolio in respect of investments for and on behalf of the Portfolio.

(p) Shall use the same skill and care in providing services to the Portfolio as it uses in providing services to fiduciary accounts for which it has investment responsibility.

(q) Is hereby prohibited from consulting with any other sub-advisers of the Portfolio, other sub-advisers to another portfolio of the Company, or other sub-advisers to a portfolio under common control with the Portfolio concerning transactions of the Portfolio in securities or other assets.

(r) Shall provide such other services on behalf of the Portfolio as the Adviser and the Sub-Adviser may agree in writing from time to time.

(s) Shall provide such additional services and supply such additional information as may be required by laws or regulations adopted after the effective date of the Agreement that affect the Portfolio or the Adviser.

3. Duties of Adviser.

(a) The Adviser has entered into an Amended and Restated Advisory Agreement dated April 30, 2012 with the Company relating to the Portfolio (the “Advisory Agreement”). The Adviser shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.

(b) The Adviser has delivered or made available to the Sub-Adviser copies of each of the following documents and will deliver or make available to it all future amendments and supplements, if any:

(1) Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the “Registration Statement”), as filed with the Commission relating to the Portfolio and its shares, and all amendments and supplements thereto; and

(2) Prospectus(es) of the Portfolio.

(c) The Adviser and the Sub-Adviser shall cooperate with each other to set up and maintain brokerage accounts and other accounts the parties deem advisable to allow for the purchase or sale of various forms of securities and other instruments pursuant to this Agreement; provided, however, that the Adviser shall have the ultimate authority to determine how futures accounts, ISDAs and other accounts or arrangements with respect to derivatives, short sales or other special investments shall be set up.

4. Custody of Portfolio Assets.

(a) The Portfolio’s assets shall be held at all times by such entity or entities engaged by the Company to be the custodian (collectively, the “custodian”). The Adviser shall promptly notify the Sub-Adviser in the event of any change in the identity of the custodian for the Portfolio. Neither the Adviser nor the Sub-Adviser shall have possession or custody of any assets in the Portfolio. All payments, distributions and other transactions in cash or securities in respect of the Portfolio shall be made directly to or from the custodian. The Adviser shall provide or direct the custodian to provide to the Sub-Adviser from time to time such reports concerning assets, receipts and disbursements with respect to the Portfolio as the Sub-Adviser may reasonably request.

(b) The Sub-Adviser shall provide the custodian on each business day with all necessary information relating to all transactions concerning the assets of the Portfolio and shall provide the Adviser with such information upon request of the Adviser. With respect to securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Portfolio’s custodian. The Sub-Adviser may issue such instructions to the custodian as may be appropriate in connection with the settlement of transactions initiated by the Sub-Adviser and the management of collateral required in connection with any derivatives and related transactions entered into on behalf of the Portfolio.

(c) The Sub-Adviser will be responsible for providing Portfolio trades to the Portfolio’s fund accounting agent for inclusion in the daily calculation of the Portfolio’s net asset value (“NAV”) in a manner, and in accordance with such time requirements established by the Adviser. In the event trade data is not delivered by the Sub-Adviser in accordance with such requirements and the Sub-Adviser’s failure causes an error that is material to the Portfolio, the Sub-Adviser shall reimburse the Portfolio pursuant to the Portfolio’s NAV Error Policy.

5. Compensation and Expenses.

(a) For the services to be provided by the Sub-Adviser pursuant to this Agreement for the Portfolio, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee at an annual rate equal to a percentage of the Portfolio’s average daily net assets managed by the Sub-Adviser, as set forth on Schedule A. This fee will be paid to the Sub-Adviser from the Adviser’s advisory fee for such Portfolio. This fee will be computed daily and paid to the Sub-Adviser monthly. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

(b) During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under the Agreement.

(c) The Sub-Adviser will not agree to a lower effective fee rate with any other comparable client, as defined hereinafter, without simultaneously offering the same effective fee rate to the Adviser for the Portfolio, pursuant to this Agreement. For purposes of this provision, the term “comparable client” shall mean only clients that are hiring Sub-Adviser to act as a subadviser for a 1940 Act prime money market fund, that (1) enters into an investment management agreement with the Sub-Adviser after the date hereof (that is not a renewal, extension of or an amendment of an existing agreement) for the management of an account that is comparable or smaller in size (either alone or together with other accounts of it and its affiliates) to the Portfolio and (2) receives similar investment management services to those provided to the Portfolio, including without limitation, having comparable investment guidelines, restrictions and objectives. The determination of the applicability of this provision to any comparable client shall be made at the time of the Sub-Adviser’s written executed agreement to an effective fee rate.

6. Representations and Warranties of Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows:

(a) The Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and will continue to be so registered while this Agreement is in effect.

(b) The Sub-Adviser is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement.

(c) The Sub-Adviser is registered with the National Futures Association as a commodity trading adviser and commodity pool operator or is exempt from such registration.

(d) The Sub-Adviser acknowledges that the Adviser currently intends to rely upon CFTC Letter No. 12-38 with respect to the Portfolio. So long as the Adviser intends to rely upon CFTC Letter No. 12-38 with respect to the Portfolio, the Sub-Adviser shall at all times manage the Portfolio in accordance with the criteria set forth in CFTC Letter No. 12-38 and shall comply at all times with the trading limits and other requirements set forth therein. Sub-Adviser shall manage the Portfolio so that Adviser’s direct exposure to commodity interests does not exceed the levels specified in 17 C.F.R. Sec. 4.5 or 4.13.

(e) The Sub-Adviser has provided the Adviser and the Company with a copy of its Form ADV as most recently filed with the Commission, and will promptly after filing any material amendment to its Form ADV with the Commission, furnish a copy of such amendment to the Adviser.

(f) The Sub-Adviser has adopted a Personal Trading Policy meeting the code of ethics requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the Advisers Act and has provided the Adviser and the Board a copy of such policy, together with evidence of its adoption, and will promptly provide copies of any material changes thereto, together with evidence of their adoption. Upon the reasonable request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) summarizes infractions of the Personal Trading Policy or procedures by any employee since the Sub-Adviser’s last report, describes the corresponding sanctions and identifies any material violations of the policy or procedures by supervised persons of the Sub-Adviser who provide services to the Portfolio pursuant to this Agreement; and (B) certifies that the procedures contained in the Sub-Adviser’s Personal Trading Policy are reasonably designed to prevent “access persons” from violating the policy.

(g) The Sub-Adviser has in place and will continue to maintain compliance policies and procedures that are reasonably designed to prevent violations by the Sub-Adviser or any of its supervised persons of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons. Upon the reasonable request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes material amendments made, if any, to the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report; (B) describes any material violations of the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report, and sanctions imposed or remedial action taken in response to such material violations; and (C) certifies that the policies and procedures are adequately designed and effectively implemented to help prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons.

(h) The Sub-Adviser has provided the custodian and the Adviser with a list of individuals who are authorized to provide instructions (including verbal, written, or by way of straight-through processing) to the Portfolio’s custodian to act on any matters and/or to take any actions with respect to the cash or securities of the Portfolio (such individuals hereinafter referred to as “authorized persons” and such list as the “authorized persons list”). Each authorized person shall have a business need to have the ability to move cash and/or securities to and from the Portfolio’s custody accounts within the scope of authority identified on the authorized persons list. In the event any person on the authorized persons list no longer has a business need to access the Portfolio’s custody accounts, whether resulting from a change in job responsibilities, a termination of employment or otherwise, the Sub-Adviser will promptly provide the custodian and the Adviser with an updated authorized persons list reflecting the removal of such person. The Sub-Adviser shall provide the Adviser with an updated authorized persons list each time it amends the list to add an authorized person. Upon the request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will provide the Adviser with a current authorized persons list.

7. Books and Records. The Sub-Adviser shall keep the Portfolio’s books and records required to be maintained with respect to the services provided by the Sub-Adviser pursuant to Section 2 of this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Portfolio required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Portfolio (including agreements it enters into on behalf of the Portfolio) are property of the Portfolio and the Sub-Adviser will surrender promptly to the Portfolio any of such records upon the Portfolio’s request; provided, however, that the Sub-Adviser may retain a copy of such records for the sole purpose of complying with applicable law. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement.

8. Limitation of Liability. The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by the Portfolio or the Adviser in connection with the performance of its obligations under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, or a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided by the 1940 Act or under the provisions of other federal securities laws or applicable state law which cannot be waived or modified hereby.

9. Indemnification. The Sub-Adviser shall bear, and be responsible for, and hold harmless and indemnify the Adviser, the Company and their respective affiliates, directors, officers, shareholders, employees or agents (each, an “Indemnified Party”) from any loss, liability, cost, damage or expense (including attorneys’ fees and costs) suffered by any Indemnified Party as a result of: (i) the Sub-Adviser’s material breach of this Agreement; (ii) any third party action or claim against the Sub-Adviser unrelated to this Agreement or Sub-Adviser’s services hereunder, including, but not limited to, actions or claims against the Sub-Adviser under Section 36(b) of the Investment Company Act resulting in the subpoena of an Indemnified Party and/or obligations related to providing testimony, attending depositions or responding to requests for production of materials; and (iii) any untrue statement of a material fact (or an omission of such a statement), related to the Sub-Adviser or the Portfolio, contained in any Registration Statement, Prospectus, or Statement of Additional Information, or any amendment or supplement thereto, if such statement or omission was made in reliance on Sub-Adviser’s current Form ADV or information provided by the Sub-Adviser to the Adviser (whether the information is furnished by the Sub-Adviser in writing or through obtaining Sub-Adviser’s affirmation or approval of such information) for purposes of inclusion in any of the foregoing documents and filings. For purposes of this Section, material breach shall include, without limitation, willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties, reckless disregard of its obligations and duties under this Agreement, violation of applicable law, and any breaches of the representations, warranties and covenants of the Sub-Adviser hereunder. Sub-Adviser’s obligations contained in this Section 9 shall survive the expiration or termination of this Agreement.

10. Term and Termination. This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved in conformance with the 1940 Act. Unless earlier terminated as provided herein, this Agreement shall continue in effect for a period of two years from its effective date. Thereafter, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof, so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated (a) by the Portfolio at any time, without the payment of any penalty, by the vote of a majority of the Portfolio’s directors or by the vote of a majority of the outstanding voting securities of the Portfolio, (b) by the Adviser at any time, without the payment of any penalty, on 60 days’ written notice to the other party, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the other party. This Agreement shall terminate automatically upon any termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 10, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, as interpreted or modified by no-action letters, exemptive relief or other exceptions as may be granted by the Commission or its staff under the 1940 Act.

11. Services to Other Clients. The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Portfolio. Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature.

12. Cybersecurity; Confidentiality; Use of Names.

(a) All information provided by the Adviser, the Company or the custodian to the Sub-Adviser or developed by the Sub-Adviser in the course of performing its obligations under this Agreement shall be held as confidential by the Sub-Adviser; provided, however, the Sub-Adviser shall be permitted to disclose or communicate to a proper party such information (i) as authorized in this Agreement, (ii) to the extent necessary for performance under this Agreement or to meet the requirements set forth herein, or (iii) as required by applicable law. The Sub-Adviser shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information it obtains or prepares and maintains pursuant to this Agreement or in the course of performing its duties hereunder. The Sub-Adviser shall be responsible and liable for any failure to perform its obligations under this Agreement, or expenses incurred by the Adviser or the Company or Portfolio resulting from a failure to establish, maintain, implement or follow reasonably designed cybersecurity and disaster recovery programs, policies and procedures. The Sub-Adviser also agrees to notify the Adviser promptly of: (i) any security breach; or (ii) any acquisition of information Sub-Adviser obtains, prepares or maintains pursuant to this Agreement, by an unauthorized person, and to promptly inform the Adviser of the steps taken by the Sub-Adviser to mitigate any damage or remediate the breach and/or acquisition of information.

(b) The Sub-Adviser shall not use the name, trade name, trademarks, service marks and/or logo of the Adviser, The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), and/or any subsidiaries or affiliates of Northwestern Mutual in any communications (written, verbal or electronic), including publicity releases, advertising or sales activities or brochures, or similar written materials or activities, other than in communications which are solely internal to the Sub-Adviser or are with the Adviser, the Portfolio, or any of their respective officers, directors or employees, without the prior written consent of the Adviser. It is understood and hereby agreed that “BlackRock” and any derivative or logo or trademark or service mark or trade name, are the valuable property of the Sub-Adviser and its affiliates for copyright and other purposes. The Adviser or its affiliates may only use the term “BlackRock” and any derivative or logo or trademark or service mark or trade name with the Sub-Adviser’s prior written approval prior to the first use of such term, which will not be unreasonably withheld. Subsequent to such approval, the Adviser must only seek written approval of the Sub-Adviser if a previously approved use is materially changed. Notwithstanding the foregoing, the Sub-Adviser hereby grants the Adviser and the Portfolio the right to use marketing materials that state that the Portfolio is sub-advised by the Sub-Adviser or simply list the Fund name which may include the term “BlackRock” without prior consent of the Sub-Adviser. The Adviser further agrees that, in the event that the Sub-Adviser shall cease to act as an investment adviser with respect to the Portfolio, both the Adviser and the Portfolio shall promptly take all necessary and appropriate action to change their product names to names which do not include “BlackRock” or any derivative or logo or trademark or service mark or trade name, provided, however, that the Adviser and the Portfolio may continue to use the word “BlackRock” or any derivative or logo or trademark or service mark or trade name if the Sub-Adviser consents specifically in writing to such use.

13. Acknowledgement; No Personal Liability. Sub-Adviser acknowledges that it has received notice of and accepts the limitations of the Company’s liability as set forth in its Articles of Incorporation. Sub-Adviser agrees that the Company’s obligations hereunder shall be limited to the assets of the Portfolio, and that the Sub-Adviser shall not seek satisfaction of any such obligation from any shareholders of the Company nor from any director, officer, employee or agent of the Company.

14. Notices. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Attention: Kate M. Fleming, President

To the Sub-Adviser at:

BlackRock Advisors, LLC

100 Bellevue Parkway

Wilmington, DE 19809

Attention: Thomas Kolimago

Blackrock Advisors, LLC

1 University Square Drive

Princeton, NJ 08540

Attention: Rachel Ricci

Blackrock Advisors, LLC

40 East 52nd Street

New York, NY 10022

Attention: Tricia Meyer

15. Amendments. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act.

16. Governing Law. This Agreement shall be governed by the laws of the state of Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

17. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

19. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

20. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

MASON STREET ADVISORS, LLC	BLACKROCK ADVISORS, LLC

By: /s/ Kate M. Fleming	By: /s/ Michael J. Ferraro

Name: Kate M. Fleming	Name: Michael J. Ferraro

Title: President	Title: Director

SCHEDULE A

TO

AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

BLACKROCK ADVISORS, LLC

DATED November 30, 2016

Portfolio	Fee
Government Money Market	First $500 Million: 0.08%
Next $500 Million: 0.07%
Over $1 Billion: 0.06%